                                               Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-15283



                         SUPPLEMENT DATED JUNE 2, 1997
                                      TO
                       PROSPECTUS DATED DECEMBER 2, 1996

     The following information supplements and supersedes information set forth in the Prospectus dated December 2, 1996 (the "Prospectus") relating to the resale of up to 1,468,030 shares of Common Stock (the "Shares") of ADC Telecommunications, Inc. by certain selling shareholders (the "Selling Shareholders"), to the extent additional to or inconsistent with information set forth in the Prospectus. Reference is made to the Prospectus for more complete information.

                             SELLING SHAREHOLDERS

     The following table sets forth certain information as to the maximum number of Shares that may be sold by each of the Selling Shareholders pursuant to this Prospectus, as supplemented.

                               Number of
                              Shares Owned        Number of
                              Prior to the      Shares Offered
           Name                 Offering            Hereby
           ----                 --------            ------

     J. Michael Berman           274,190           274,190
     Michael S. Cole             218,024           218,024
     Roger M. McPeek             218,024           218,024
     David J. Heaps               58,140            58,140
     Peter G.B. Jones            218,024           218,024
     Mark Farmer                 145,350           145,350
     Simon F. Dakin               14,534            14,534
     Martin Osborne               14,534            14,534
     J. Michael Berman and
       Katherine P. Berman,
       as Trustees of the Berman
       Life Trust                249,070           249,070
     J. Michael Berman and
       Katherine P. Berman,
       as Trustees of the Berman
       Family Trust               58,140            58,140
                              ----------        ----------
     Totals                    1,468,030         1,468,030
                              ==========        ==========
